                          APPLIED MATERIALS, INC.
                               CERTIFICATE
                   OF DESIGNATION, PREFERENCES AND RIGHTS
                            OF THE TERMS OF THE
                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of
Delaware

We, Joseph J. Sweeney, Vice President, Legal Affairs and
Intellectual Property, and Barry Quan, Assistant Secretary, of Applied
Materials, Inc., organized and existing under the General Corporation
Law of the State of Delaware, in accordance with the provisions of
Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of
Directors by the Certificate of Incorporation of the Corporation, the
Board of Directors on July 7, 1999, adopted the following resolution creating a series of One Hundred Ten Thousand (110,000) shares of
Preferred Stock designated as Series A Junior Participating Preferred
Stock:

RESOLVED, that pursuant to the authority vested in the Board of
Directors of the Corporation in accordance with the provisions of its
Certificate of Incorporation, a series of Preferred Stock of the
Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.  Designation and Amount.  The shares of such series shall be designated as "Series A Junior Participating Preferred Stock"
(the "Series A Preferred Stock") and the number of shares constituting such series shall be One Hundred Ten Thousand (110,000).

Section 2.  Dividends and Distributions.

(A)     The dividend rate on the shares of Series A Preferred Stock shall be for each quarterly dividend (hereinafter referred to as a
"quarterly dividend period"), which quarterly dividend periods shall commence on February 1, May 1, August 1 and November 1, in each year
(each such date being referred to herein as a "Quarterly Dividend
Payment Date") (or in the case of original issuance, from the date of original issuance) and shall end on and include the day next preceding the first date of the next quarterly dividend period, at a rate per quarterly dividend period (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount
(payable in cash, based upon the fair market value at the time the non-
cash dividend or other distribution is declared as determined in good faith by the Board of Directors) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock"), or a subdivision of the outstanding shares of Common Stock (by
reclassification or otherwise), declared (but not withdrawn) on the
Common Stock during the immediately preceding quarterly dividend period, or, with respect to the first quarterly dividend period, since the first issuance of any share or fraction of a share of Series A Preferred
Stock.  In the event the Corporation shall at any time after July 7,
1999 (the "Rights Declaration Date") (i) declare any dividend on
Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)     Dividends shall begin to accrue and be cumulative on
outstanding shares of Series A Preferred Stock from the Quarterly
Dividend Payment Date next preceding the date of issue of such shares of
Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly
Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend
Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.
Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred
Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 45 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.  The holders of shares of Series A
Preferred Stock shall have the following voting rights:

(A)     Subject to the provision for adjustment hereinafter set
forth, each share of Series A Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation.  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on
Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that were outstanding immediately prior to such event.

(B)     Except as otherwise provided herein, in the Certificate of
Incorporation or by law, the holders of shares of Series A Preferred
Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the
Corporation.

(C)     Except as set forth herein, in the Certificate of
Incorporation and in the Bylaws, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of
Common Stock as set forth herein) for taking any corporate action.
Section 4.  Reacquired Shares.  Any shares of Series A Preferred
Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.  Liquidation, Dissolution or Winding Up.

(A)     In the event of any voluntary or involuntary liquidation,
dissolution or winding up of the Corporation, the holders of the
Series A Preferred Stock shall be entitled to receive, prior to any distribution (either as dividends or upon liquidation, dissolution or winding up) to the holders of stock ranking junior to the Series A
Preferred Stock, the greater of (a) $1.00 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 10,000 times the aggregate amount to be distributed per share to holders of Common Stock.  In the event the Corporation shall at any time after the Rights Declaration
Date (i) declare any dividend on Common Stock payable in shares of
Common Stock, (ii) subdivide the outstanding Common Stock, or
(iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of
Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that were outstanding immediately prior to such event.

Section 6.  Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share
(subject to the provision for adjustment hereinafter set forth) equal to
10,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common
Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of
Common Stock that were outstanding immediately prior to such event.

Section 7.  No Redemption.  The shares of Series A Preferred Stock shall not be redeemable.

Section 8.  Fractional Shares.  Series A Preferred Stock may be
issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock.  All payments made with respect to fractional shares hereunder shall be rounded to the nearest whole cent.

Section 9.  Certain Restrictions.

(A)     Whenever quarterly dividends or other dividends or
distributions payable on the Series A Preferred Stock as provided in
Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of
Series A Preferred Stock outstanding shall have been paid in full, the
Corporation shall not:
(i)     declare or pay dividends on, make any other
distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the
Series A Preferred Stock;
(ii)    declare or pay dividends on or make any other
distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up)
with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)   redeem or purchase or otherwise acquire for
consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the
Corporation ranking junior (either as to dividends or upon
dissolution, liquidation or winding up) to the Series A Preferred
Stock; or
(iv)    purchase or otherwise acquire for consideration any
shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in
accordance with a purchase offer made in writing or by publication
(as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after
consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)     The Corporation shall not permit any subsidiary of the
Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 9, purchase or otherwise acquire such shares at such time and in such manner.

Section 10.  Ranking.  The Series A Preferred Stock shall be junior to all other Series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets, except to the extent a series is made pari passu with the Series A Preferred Stock.

Section 11.  Amendment.  The Certificate of Incorporation of the
Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series
A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of
Series A Preferred Stock voting together as a single class.

IN WITNESS WHEREOF, we have executed and subscribed this
Certificate and do affirm the foregoing as true under the penalties of perjury this 9th day of July, 1999.

                                                  /s/ Joseph J. Sweeney
                                                  Vice President, Legal Affairs
                                                  and Intellectual Property

Attest:

   /s/ Barry Quan
   Assistant Secretary